Exhibit 99.1

Starbucks Announces 2-for-1 Stock Split,
Its Sixth Split Since Initial Public Offering

SEATTLE; March 18, 2015 - Starbucks Corporation (Nasdaq: SBUX) today announced that its Board of Directors has declared a two-for-one stock split.

Shareholders of record as of March 30, 2015 will receive one additional share for each share held on the record date. The new shares will be payable on April 8, 2015. Starbucks common stock will begin trading on a split-adjusted basis on April 9, 2015. This is the sixth two-for-one split of the company’s common stock since its initial public offering in 1992; the previous stock split occurred in October 2005.

“On behalf of our board of directors, the Starbucks leadership team and the 300,000 partners who wear the Green Apron globally, I am proud to announce this two-for-one stock split, the sixth in our 23-year history as a public company,” said Howard Schultz, chairman and ceo of Starbucks Corporation. “This split is a direct reflection of the past seven years of increasing shareholder value, enhancing the liquidity of our shares, and building an attractive share price. It also takes place at a time when Starbucks shareholders are experiencing an all-time high in value as we continue to deliver world-class customer service and, in turn, record profits and revenue.”

“Adjusting for the stock split effectively has the impact of modestly increasing our earnings guidance for the second quarter and for fiscal 2015,” noted Scott Maw, chief financial officer of Starbucks Corporation.

On a split adjusted basis, the company’s previously communicated GAAP and non-GAAP earnings per share targets equate to GAAP EPS of $0.32 and a non-GAAP range of $0.32 to $0.33 for the second quarter of fiscal 2015, and a GAAP range of $1.77 to $1.79 and a non-GAAP range of $1.55 to $1.57 for the full fiscal year 2015. Due to this adjustment, the company is updating its GAAP and non-GAAP Q2 FY15 and full year FY15 EPS targets; it is neither updating nor reaffirming any other FY15 targets at this time. A reconciliation of GAAP to non-GAAP measures can be found at the end of this release.

Answers to frequently asked questions about the stock split can be found on the Investor Relations section of the company’s website at http://investor.starbucks.com.

Starbucks plans to report its fiscal second quarter 2015 financial results on April 23, 2015.

About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.

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Forward Looking Statement
This release includes forward-looking statements regarding the liquidity of our shares, our share price, profits, revenues and projected earnings per share results. These forward-looking statements are based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties. These statements are based upon information available to Starbucks as of the date hereof, and Starbucks actual results or performance, the liquidity of its shares or its share price could differ materially from those stated or implied due to risks and uncertainties associated with its business. These risks and uncertainties include, but are not limited to, fluctuations in U.S. and international economies and currencies, our ability to preserve, grow and leverage our brands, potential negative effects of material breaches of our information technology systems if any were to occur, costs associated with, and the successful execution of, the company’s initiatives and plans, the acceptance of the company’s products by our customers, the impact of competition, coffee, dairy and other raw material prices and availability, the effect of legal proceedings, and other risks detailed in the company filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Starbucks Annual Report on Form 10-K for the fiscal year ended September 28, 2014. The company assumes no obligation to update any of these forward-looking statements.

Starbucks Corporation - Contacts

Investor Relations: JoAnn DeGrande, 206-318-7118 investorrelations@starbucks.com	Media: Linda Mills, 206-318-7100 press@starbucks.com

GAAP to Non-GAAP Reconciliation Table - Fiscal 2015 EPS Targets on a Split-Adjusted Basis

Diluted Net Earnings per Share	Full Year FY15
GAAP	$1.77 to $1.79
Starbucks Japan acquisition-related items - gain(1)	($0.26)
Starbucks Japan acquisition-related items - other(2)	$0.03
Non-GAAP	$1.55 to $1.57

Diluted Net Earnings per Share	Q2 FY15
GAAP	$0.32
Starbucks Japan acquisition-related items - other(2)	$0.01
Non-GAAP	$0.32 to $0.33
(1) Gain represents the fair value adjustment of Starbucks preexisting 39.5% ownership interest in Starbucks Japan upon acquisition.
(2) Includes ongoing amortization expense of acquired intangible assets and transaction and integration costs.
© 2015 Starbucks Coffee Company. All rights reserved.
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